UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2012

BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana		46278
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On July 12, 2012, Brightpoint, Inc. (the “Company”) entered into the Sixth Amendment to its Credit Agreement dated as of February 16, 2007 and amended effective July 31, 2007, November 20, 2007, March 12, 2009, November 23, 2010 and September 28, 2011. The Sixth Amendment, in association with the Company’s entrance on June 29, 2012 into an Agreement and Plan of Merger with Ingram Micro Inc and its subsidiary, Beacon Sub Inc., revises the definition of ‘Change of Control’ set forth in the Credit Agreement. The revision of the ‘Change of Control’ definition eliminates from that definition circumstances in which a contract or arrangement is entered into and, upon consummation of that contract or arrangement, a party or parties acting in concert acquire the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the voting stock of the Company on a fully-diluted basis (and taking into account all such voting stock that such party or parties has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such voting stock.

Bank of America, N.A. served as Administrative Agent with participation in the facility by Banc of America Securities Limited, Bank of America, N.A., Sydney Branch, The Royal Bank of Scotland N.V., Bank of America, N.A., DNB Nor Bank ASA, Fifth Third Bank, Nordea Bank Finland PLC, PNC Bank, National Association, BNP Paribas, Regions Bank Compass Bank, Deutsche Bank AG New York Branch, US Bank National Association, and The Huntington National Bank.

ITEM 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

10.1	Sixth Amendment dated July 12, 2012 to Credit Agreement dated February 16, 2007 by and among Brightpoint, Inc. (and certain of its subsidiaries identified therein), Bank of America, N.A. as Administrative Agent with participation in the facility by Banc of America Securities Limited, Bank of America, N.A., Sydney Branch, The Royal Bank of Scotland N.V., Bank of America, N.A., DNB Nor Bank ASA, Fifth Third Bank, Nordea Bank Finland PLC, PNC Bank, National Association, BNP Paribas, Regions Bank, Compass Bank, Deutsche Bank AG New York Branch, US Bank National Association, and The Huntington National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)

By:	/s/ Vincent Donargo
Vincent Donargo
Executive Vice President, Chief Financial Officer and Treasurer

Date: July 13, 2012